                                                                   EXHIBIT 99.1


       WEATHERFORD TO ACQUIRE DAILEY INTERNATIONAL INC. FOR $195 MILLION

HOUSTON, May 21, 1999 - Weatherford International, Inc. (NYSE: WFT) today announced that it has entered into an agreement to acquire Dailey International Inc. for $195 million in Weatherford common stock. The acquisition will be consummated pursuant to a pre-negotiated plan of reorganization in bankruptcy. The plan, which is expected to be filed by June 1, 1999, has been agreed to by the holders of approximately $225 million or 82% of the outstanding principal amount of Dailey's 9 1/2% Senior Notes and more than 50% of Dailey's Common Stock.

Under terms of the acquisition, the holders of the 9 1/2% Senior Notes will receive $185 million in exchange for their claims relating to their $275 million principal amount of notes and accrued interest. The Dailey stockholders will receive $10 million. The combined amount will be payable in Weatherford common stock. Other claims, including trade and other debt, will not be impaired. The transaction will be subject to normal and customary approval by the bankruptcy court and other governmental authorities.

Dailey is a worldwide provider of specialty services and technologically advanced downhole tools to the oil and gas industry. Dailey is a leading supplier of drilling jars and other proprietary downhole tools, including hydraulic fishing jars, coiled tubing jars and other drilling tools. Dailey is also a worldwide leader in providing air drilling services for underbalanced drilling applications. Additionally, Dailey provides installation services, directional drilling services and electric wireline services to the oil and gas industry.

Dailey's product lines are highly complementary to the Weatherford product and service offering with substantial synergies in jars, underbalanced drilling and installation services. Weatherford is the industry's largest user of jars. Furthermore, Weatherford, with its patented foam technology, metal to metal motor technology and specialized pressure equipment, is building an integrated offering of underbalanced products and services covering the wellhead and downhole. Underbalanced drilling is expected to grow substantially, particularly in re-entry applications. Upon closing, Dailey's businesses will be placed within Weatherford's Completion and Oilfield Services division.

Houston-based Weatherford International, Inc. is one of the largest global providers of engineered products and services to the drilling and production sectors of the oil and gas industry.

                                     # # #

Contact:  Weatherford
Bruce Longaker  (713) 693-4161
Don Galletly    (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the proposed acquisition of Dailey. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.